EXHIBIT 99.1

Press Release issued by Registrant, dated October 11, 2007 (Filed herewith.)

eMax Holdings Corporation Announces Updates on Dividends

eMax Holdings Corporation (PINKSHEETS: EMXC), announces today that as they are finalizing the issuance of dividends. At this time the company is announcing increased dividends. For every shareholder that held shares on May 15, 2007, your dividend issuance will be one for each 1.84 common shares held, not 1 for 2, an eight percent gain. On June 15, 2007, the dividend announced was 1 for 4 but the dividend rate is actually 1 for each 3.52 common shares held, a twelve percent gain. This equates to a total increase of twenty percent to the shareholders in dividends.

At this time the last of the dividends are being issued and will be sent to shareholders without any action necessary on their part. The company realizes the issuance of dividends has taken longer than management expected, and previously announced, however the company is very particular in making sure to attend to details and making sure the shareholders get all the dividends they are entitled to.

eMax Holdings Corporation is also preparing, currently, a private placement offering; to be properly registered with the SEC, to help keep funding the company's rapid growth. The company's management is planning to institute a proper and registered stock buyback program at the same time.

The filing of the recent 8k marks the first of many filings the company will be completing over the next several months; and to get the company into complete compliance with the SEC and then also to request listing on Nasdaq's Bulletin Board or for Small Cap listing.

About eMax Holdings Corporation

eMax Holdings Corporation (http://www.emaxcorp.com) is a diversified holding company investing in multimedia, entertainment, communication, broadcasting, IT technologies, real estate, energy and finance industries.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, the future press releases of eMax.

Contact:

eMax Holdings Corp.
Roxanna Weber
866-585-2065
info@emaxcorp.com